EXHIBIT 99.(d-1)

                        THE ALGER AMERICAN FUND


                     INVESTMENT ADVISORY AGREEMENT

                           January 17, 2007


Fred Alger Management, Inc.
111 Fifth Avenue
New York, New York 10003

Dear Sirs:

            The Alger American Fund (the "Fund"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of the portfolios named on Schedule I hereto, as such Schedule may be revised from time to time (each, a "Portfolio"), hereby confirms its agreement with Fred Alger Management, Inc. ("Alger Management") as follows:

            1.    INVESTMENT DESCRIPTION; APPOINTMENT

            The Fund desires to employ the capital of each Portfolio by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Agreement and Declaration of Trust and in its Prospectus and Statement of Additional Information, as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Fund. Copies of the Fund's Prospectus, Statement of Additional Information and Agreement and Declaration of Trust, as each may from time to time be amended, have been or will be submitted to Alger Management. The Fund desires to employ and hereby appoints Alger Management to act as the investment manager for each Portfolio. Alger Management accepts the appointment and agrees to furnish the services for the compensation set forth below.

            2.    SERVICES AS INVESTMENT MANAGER

            Subject to the supervision and direction of the Board of Trustees of the Fund, Alger Management will (a) act in strict conformity with the Fund's Agreement and Declaration of Trust, the Investment Company Act of 1940 (the "1940 Act"), and the Investment Advisers Act of 1940, as the same may from time to time be amended; (b) manage each Portfolio in accordance with such Portfolio's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect; (c) make general investment decisions for each Portfolio involving decisions concerning
(i) the specific types of securities to be held by such Portfolio and the proportion of such Portfolio's assets that should be allocated to such investments during particular market cycles and (ii) the specific issuers whose securities will be purchased or sold by such Portfolio; and (d) supply statistical and research data; and general assistance in all aspects of the Fund's operations with respect to each Portfolio. In providing those services, Alger Management will supervise each Portfolio's investments generally and conduct a continual program of evaluation of such Portfolio's assets.

            In connection with the performance of its duties under this Agreement, it is understood that Alger Management may from time to time employ or associate with itself such person or persons as Alger Management may believe to be particularly fitted to assist it in the performance of this Agreement, it being understood that the compensation of such person or persons shall be paid by Alger Management and that no obligation may be incurred on the Fund's behalf in any such respect.

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            3.    BROKERAGE

            In executing transactions for each Portfolio and selecting brokers or dealers, Alger Management will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Portfolio transaction, Alger Management will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, Alger Management may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) provided to each Portfolio and/or other accounts over which Alger Management or an affiliate exercises investment discretion. Pursuant to the provisions of Section 11(a) of the 1934 Act, the Fund authorizes Alger Management to select a broker which is affiliated with Alger Management. In such case, the Fund consents that the broker may retain any compensation in connection with effecting transactions. The Fund may revoke such consent at any time upon written notice given to Alger Management.

            4.    INFORMATION PROVIDED TO THE FUND

            Alger Management will keep the Fund informed of developments materially affecting each Portfolio, and will, on its own initiative, furnish the Fund from time to time with whatever information Alger Management believes is appropriate for this purpose.

            In compliance with the requirements of Rule 31a-3 under the 1940 Act, Alger Management hereby agrees that all records that it maintains for the Fund in respect of each Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request.

            5.    STANDARD OF CARE

            Alger Management shall exercise its best judgment in rendering the services listed in paragraph 2 above. Alger Management shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Portfolio in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect Alger Management against any liability to such Portfolio or to its shareholders to which Alger Management would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of Alger Management's reckless disregard of its obligations and duties under this Agreement.

            6.    COMPENSATION

            In consideration of the services rendered pursuant to this Agreement, each Portfolio will pay Alger Management on the first business day of each month a fee for the previous month at the annual rate set forth opposite such Portfolio's name on Schedule I hereto. The fee for the period from the effective date of this Agreement to the end of the month in which such date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Alger Management, the value of each Portfolio's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.


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

            7.    EXPENSES

            Alger Management will bear all expenses in connection with the performance of its services under this Agreement. The Fund or the relevant Portfolio will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any; fees of Trustees of the Fund who are not officers, directors or employees of Alger Management or any of its affiliates; SEC fees and state Blue Sky qualification fees; charges of custodians and transfer and dividend disbursing agents; charges of any independent pricing service retained to assist in valuing the assets of such Portfolio; the Fund's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to shareholder services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board of Trustees of the Fund; and any extraordinary expenses. Fund-wide expenses not specifically identifiable to a Portfolio will be allocated among all Portfolios in such manner as Alger Manager shall, in its reasonable judgment, determine to be fair and equitable to all Portfolios.

            8.    REIMBURSEMENT TO A PORTFOLIO]

            With respect to any Portfolio specifically identified on Schedule I hereto as being subject to a reimbursement agreement, if in any fiscal year the aggregate operating expenses of such Portfolio (including fees pursuant to this Agreement, but excluding interest, taxes, fees for brokerage expenses and extraordinary expenses) exceed the percentage specified on Schedule I, Alger Management will reimburse such Portfolio for such excess expense. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

            9.    SERVICES TO OTHER COMPANIES OR ACCOUNTS

            The Fund understands that Alger Management now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment manager to one or more other investment companies, and the Fund has no objection to Alger Management so acting, provided that whenever a Portfolio and one or more other accounts or investment companies advised by Alger Management have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for a Portfolio. In addition, the Fund understands that the persons employed by Alger Management to assist in the performance of Alger Management's duties under this Agreement will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Alger Management or any affiliate of Alger Management to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

            10.   TERM OF AGREEMENT

            This Agreement shall become effective as of the date first set forth above and, as to each Portfolio, shall continue until the date set forth opposite such Portfolio's name on Schedule I hereto (the "Reapproval Date), and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees of the Fund or (ii) a vote of a "majority" (as defined in the 1940 Act) of such Portfolio's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Portfolio, this


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

Agreement is terminable, without penalty by the Portfolio, on 60 days' written notice, by the Board of Trustees of the Fund or by vote of a majority of the Portfolio's outstanding voting securities, or upon 60 days' written notice, by Alger Management. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

            11.   REPRESENTATION BY THE FUND

            The Fund represents that a copy of its Agreement and Declaration of Trust, dated April 6, 1988, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts.

            12.   LIMITATION OF LIABILITY

            This Agreement has been executed on behalf of the Fund in respect of each Portfolio by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall be binding on the assets and property of the relevant Portfolio only and shall not be binding on any other Portfolio or any Trustee, officer or shareholder of the Fund individually.

            13.   GOVERNING LAW

            This Agreement shall be governed by and construed in accordance with the laws (except the conflict of law rules) of the State of New York.


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

            If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

                                        Very truly yours,

                                        THE ALGER AMERICAN FUND



                                        By:  /s/ Hal Liebes
                                             --------------------
                                             Authorized Officer


Accepted and Agreed:

FRED ALGER MANAGEMENT, INC.




By:  /s/ Hal Liebes
     ---------------------
     Authorized Officer


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

                                   SCHEDULE 1

                                                          Annual Fee
                                                             as a
                                                     Percentage of Average         Reapproval
              Name of Portfolio                         Daily Net Assets              Date
              -----------------                         ----------------              ----

Alger American Small Capitalization Portfolio(1)              .81%             September 30, 2008

Alger American MidCap Growth Portfolio(2)                     .76%             September 30, 2008

Alger American Growth Portfolio(3)                            .71%             September 30, 2008

Alger American Income and Growth Portfolio(4)                .585%             September 30, 2008

Alger American Leveraged AllCap Portfolio(5)                  .81%             September 30, 2008

Alger American Balanced Portfolio(6)                          .71%             September 30, 2008









------------------

(1) Subject to reimbursement agreement relating to expenses in excess of 1.50%.

(2) Subject to reimbursement agreement relating to expenses in excess of 1.50%.

(3) Subject to reimbursement agreement relating to expenses in excess of 1.50%.

(4) Subject to reimbursement agreement relating to expenses in excess of 1.25%.

(5) Subject to reimbursement agreement relating to expenses in excess of 1.50%.

(6) Subject to reimbursement agreement relating to expenses in excess of 1.25%.


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